Exhibit 3.3

Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “HKN, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF JUNE, A.D. 2008, AT 4:45 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-SIXTH DAY OF JUNE, A.D. 2008.

0862807 8100		Harriet Smith Windsor, Secretary of State
080725274	SEAL	AUTHENTICATION:	6685322
You may verify this certificate online
at corp.delaware.gov/authver.shtml		DATE:	06-25-08

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF HKN, INC.

The HKN, Inc. (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors (the “Board”) of Corporation, has duly adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation to effect reduction in the aggregate authorized shares of capital stock of the Corporation from Three Hundred Thirty Five Million (335,000,000 shares to Twenty Five Million shares, declaring said amendment to be advisable and calling for the amendment to be considered at the next regularly scheduled annual meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, subject to approval by the Corporation’s Stockholders, it is advisable and in the best interest of the Corporation to amend the Corporation’s Restated Certificate of Incorporation by replacing the first five paragraphs of the existing Article Four with the paragraphs set forth below; so that, as amended, said Article shall be and read:

ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000), of which Twenty Four Million (24,000,000 shares shall be designated as Common Stock of the par value of One Cent ($0.01) per share and One Million (1,000,000) shall be designated as Preferred Stock of the par value of One Dollar ($1.00) per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the regular annual meeting of the stockholders of said Corporation was duly called and held upon notice given to shareholders is accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That the effective date of this amendment to Article Four of the Corporation’s Restated Certificate of Incorporation shall be June 26, 2008.

FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Company had caused this certificate to be signed this 24th day of June, 2008.

By:	/s/ Elmer A. Johnston
Authorized Officer

Title:	Secretary and General Counsel

Name:	Elmer A. Johnston